EXHIBIT 99.1

FOR YOUR INFORMATION:	RE:	Speizman Industries, Inc. 701 Griffith Road Charlotte, NC 28217 NASDAQ SmallCap: SPZN

AT THE COMPANY Paul R.M. Demmink Chief Financial Officer (704) 559 - 5777		AT FRB | WEBER SHANDWICK Marilynn Meek, General Info. - (212) 445-8451 Julie Tu, Analyst Info. - (212) 445-8456 Suzie Pileggi, Media Info. - (212) 445-8170

FOR IMMEDIATE RELEASE:
May 12, 2003

SPEIZMAN INDUSTRIES ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

CHARLOTTE, NC, May 12, 2003 - Speizman Industries, Inc. (Nasdaq SmallCap: SPZN) reported today net income of $51,000 or $0.02 per basic and diluted share, for its third quarter ended March 29, 2003, compared to a net loss of $2.2 million or $0.68 per basic and diluted share for the third quarter ended March 30, 2002. For the nine-month period ended March 29, 2003, net income was $87,000 or $0.03 per basic and diluted share compared to a net loss of $4.7 million, or $1.44 per basic and diluted share for the nine-month period ended March 30, 2002.

Revenues increased to $15.0 million for the third quarter of fiscal 2003 from $12.9 million for the third quarter of fiscal 2002. Revenues for the textile division increased to $9.5 million in the third quarter of fiscal 2003 from $5.7 million for third quarter fiscal 2002. The increase is due primarily to increased demand for the Company's sock finishing equipment.  Revenues for the laundry division decreased to $5.5 million from $7.2 million last year. The decrease in the laundry division reflects the continued softness in the hospitality industry.

Gross profit for the third quarter increased to $2.5 million from $1.7 million for the third quarter of last year. As a percentage of revenues, gross profit increased to 16.7% from 13.3% in the prior year. Third quarter gross margin increased in the textile division from 7.9% in 2002 to 15.1% in 2003. The improved gross margins in the textile division were due primarily to increased demand for the Company’s products in the third quarter of 2003 as compared to last year. In the prior year, the Company offered significant discounts on certain products in order to stimulate sales. Third quarter gross margin for the laundry division increased to 19.5% from 17.5% for the same quarter of last year. The increase in gross margin is because of a change in the laundry division’s product mix. The Company sold fewer large projects in the third quarter of 2003 than in the prior year’s third quarter. Due to the competitive nature of these larger projects, the Company typically experiences lower margins on those sales than on the sales of smaller white machines.

Selling expenses decreased to $880,000 in the third quarter of fiscal 2003 from $1.4 million last year. As a percentage of sales, selling expenses decreased to 5.9% from 10.8%. The decrease resulted primarily from a change made by the Company in its sales compensation plans late in the second quarter of last year that reduced the fixed component of the salesmen’s compensation.

General and administrative expenses decreased to $1.1 million (7.6% of sales) in the third quarter of fiscal 2003 from $1.6 million (12.6% of sales) in the third quarter of last year. The reduction in general and administrative expenses reflects management’s continued emphasis on controlling costs, primarily payroll related costs.

Robert S. Speizman, Chairman and Chief Executive Officer, commented, “Once again, we are excited about our ability to show continued improvement during these difficult economic times. As we have said all year, this is the time to dedicate our energies toward rebuilding our revenues and improving our gross margins. Although we have seen an increase in demand for the Company’s textile related products, particularly the sock finishing machinery, we continue to experience the effects of the slowdown in the hospitality industry. That slowdown is reflected in our laundry revenues for the third quarter. Our parts and service revenues continue to grow as we increase our focus on that side of our business. Our backlog at the end of this year’s third quarter consisted of firm commitments of $7.3 million compared to a backlog of $9.7 million at the end of our third quarter last year.

“Our financial condition is improving. Borrowings under our credit facility are the lowest they have been for several years. During the third quarter, SouthTrust Bank extended our current facility through the end of this calendar year, thereby giving us ample opportunity to continue negotiations with potential new lenders for a long-term facility.”

The Company will conduct a conference call to review its financial and operating results. The conference call is scheduled for Monday, May 12, 2003, at 3:00 p.m. E.D.T. Interested parties can access the live call and replay via the web at www.vcall.com.

Speizman Industries is a leader in the sale and distribution of specialized industrial machinery, parts and equipment. The Company acts as exclusive distributor in the United States, Canada, and Mexico for leading Italian manufacturers of textile equipment and is a leading distributor in the United States of industrial laundry equipment representing several United States manufacturers.

This press release (including the attached Appendix) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause the results of Speizman Industries to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following: decreased demand for the Company’s products and services, currency fluctuations, industry condition, liquidity challenges, and other factors many of which are outside the Company’s control. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks and uncertainties that could cause the Company’s results to differ materially. The Company assumes no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting forward-looking statements.

For additional information on Speizman Industries, please visit the Company’s web site at www.speizman.com. To receive Speizman Industries’ latest news release and other corporate documents, please contact Gail Gormly at 1-704-559-5777 or email ggormly@speizman.com.

Financial Tables to follow.

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SPEIZMAN INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)		(Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	03-29-03	03-30-02	03-29-03	03-30-02
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)

REVENUES	$15,007,000	$12,932,000	$47,984,000	$40,216,000

COST OF SALES	12,505,000	11,216,000	40,216,000	34,916,000

GROSS PROFIT	2,502,000	1,716,000	7,768,000	5,300,000

SELLING EXPENSES	880,000	1,392,000	2,864,000	4,316,000

GENERAL AND ADMINISTRATIVE EXPENSES	1,138,000	1,627,000	3,563,000	4,647,000

LOSS ON GOODWILL IMPAIRMENT	-	1,000,000	-	1,000,000

OPERATING INCOME (LOSS)	484,000	(2,303,000)	1,341,000	(4,663,000)

Net Interest Expense	400,000	399,000	1,199,000	1,536,000

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	84,000	(2,702,000)	142,000	(6,199,000)

INCOME TAX EXPENSE (BENEFIT)	33,000	(488,000)	55,000	(1,518,000)

NET INCOME (LOSS)	$51,000	$(2,214,000)	$87,000	$(4,681,000)

Basic income (loss) per share	$ 0.02	$ (0.68)	$ 0.03	$ (1.44)
Diluted income (loss) per share	0.02	(0.68)	0.03	(1.44)

Weighted average shares Outstanding:
Basic	3,255,428	3,255,428	3,255,428	3,255,428
Diluted	3,255,428	3,255,428	3,255,428	3,255,428

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 29, 2003	June 29, 2002
	(unaudited)

Current assets	$25,546,000	$27,956,000
Property, plant & equipment, net	5,846,000	6,312,000
Goodwill, net	3,790,000	3,790,000
Other long-term assets including deferred taxes	2,590,000	1,989,000
Total assets	$37,772,000	$40,047,000

Current liabilities excluding current maturities of long-term debt	$11,615,000	$12,318,000
Current maturities of long-term debt*	5,582,000	6,686,000
Long-term debt	4,049,000	4,544,000
Obligation under capital lease	4,288,000	4,380,000
Total liabilities	25,534,000	27,928,000
Stockholders’ equity	12,238,000	12,119,000
Total liabilities and stockholders’ equity	$37,772,000	$40,047,000

*Current maturities include $4,699,000 and $5,000,000 at March 29, 2003 and June 29, 2002, respectively, related to the Company’s credit facility which matures on December 31, 2003.